Bridgeway Funds, Inc.

Bridgeway Capital Management, Inc.1

Code of Ethics

Policies

As Amended on February 8, 2006

Too frequently, a focus on money and its management leads to compromises in integrity, conflicts of interest, and loss of broader perspective. We seek to address each of these areas in this Code of Ethics (“Code”) adopted by Bridgeway Funds, Inc. (the “Fund”) and Bridgeway Capital Management, Inc. (the “Adviser”, and together with the Funds, “Bridgeway”). Each person (including the Adviser’s directors) when joining Bridgeway will be given a copy of this Code and, as it is amended over time, will be given those amendments as well. The Fund and each of its series will be hereafter referred to as a “Fund” or collectively, as the “Funds.” All bold and italicized terms are defined in Appendix A.

Integrity

As highlighted in the Adviser’s mission statement, our primary role is a financial one. As stewards of other peoples’ money, we are required to act for their benefit, while subordinating our personal interests to advance theirs. Accordingly, we strive to:

•	uphold the highest standards of integrity.

•	maintain a long term risk-adjusted investment performance record in the top 5% of investment advisors,

•	provide friendly, quality service, and

•	achieve a superior (efficient) cost structure.

Our four business values are stated in order; it is not by accident that integrity is at the top of this list. We will not compromise integrity to excel in any other area. Long term, we believe our commitment to integrity will actually contribute to better investment performance, service quality, and efficiency as well — but even if it doesn’t — integrity will prevail. We look for ways to challenge each other positively to strive to meet this ideal. Breaches of this Code will be dealt with at the highest level (at a minimum in discussion with the Board of Directors of the Adviser and the Fund) and could result in loss of employment. The Code is not just a document to read once and put away. Issues of integrity are a part of our normal business activity, and the Adviser’s staff discusses them as they arise.

Conflicts of Interest

We seek to minimize conflicts of interest wherever possible in two ways: by making transactions between parties “arms length,” and whenever this is not possible, by disclosing the potential for a conflict of interest. The sections below highlight potential conflicts that we simply avoid.

Soft Dollar Commissions

The Adviser will accept no soft dollar commissions in transactions with brokers.

[1]	In the spirit of Bridgeway Capital Management’s relatively non-hierarchical corporate culture, staff members refer to one another as “partners.” Bridgeway Capital Management, Inc. is an S-Corporation. “Partner” is the designation used at Bridgeway Capital Management for “full-time employee.” The use of the term does not imply any ownership or other equity interest or partnership liability in Bridgeway Capital Management, Inc. The use of the term in this document refers to any member of the Bridgeway Capital Management staff.

Disclosure and Confidentiality

All partners (and the Adviser’s directors) are asked to jealously protect the confidentiality of our investment management techniques and information on our clients and shareholders. Our Confidentiality Agreement, which all partners (and the Adviser’s directors) sign, formalizes this process.

A serious breach of confidentiality is insider trading. Insider trading is generally defined as the use of material non-public information to trade in securities or the communication of this information to others. The use of material, non-public information either used by a partner (or the Adviser’s directors) for his own personal benefit or disclosed to any person outside of Bridgeway employment is considered insider trading. Material information is information which a reasonable investor would consider important in making an investment decision or is reasonably certain to have a substantial impact on the price of a company’s securities. If a partner (or the Adviser’s directors) receives information believed to be material non-public information, he or she must inform the Chief Compliance Officer as soon as possible, so that the appropriate action may be taken.

Unlawful Actions

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

Gifts

Partners will not accept any gifts over $100 in value, excluding perishable items. Gifts below this level are generally auctioned off to all partners of the firm and the proceeds donated to charities or charitable projects.

Our Word

One’s verbal or written commitment affects others’ perceptions of our integrity. When we are unable to meet a commitment we try to inform, and as appropriate, to renegotiate the terms of our commitment.

Peer Accountability and Support

We can help each other to achieve higher levels of integrity by constructively challenging and holding each other accountable. To do this, however, also requires an atmosphere of trust and understanding.

Commitment to Communication

Our commitment to communication is reflected in our open book policy and our weekly staff meetings. We encourage training in communications skills.

Perks

Just as we accept no soft dollar commissions, we prefer compensation to be in the form of a paycheck. Exceptions include situations where use of equipment or time is to the benefit of both the Adviser and the individual. Limited personal use of computers by partners outside of compensated time is entirely appropriate, for example. Use of metered postage for personal items without reimbursing the Adviser, however, generally would not be. As much as possible, we try to build an “inclusive” atmosphere.

Portfolio Managers

Of particular concern in our industry are potential conflicts of interest for portfolio managers. We monitor the following areas:

1. Portfolio managers trading stocks for their own portfolios which their funds also hold. A minority of mutual funds preclude portfolio managers from holding stocks which the portfolio manager’s fund also holds. While some fund companies actually encourage this practice, the Adviser sees it as an unreconcilable conflict of interest. The Adviser’s policy goes beyond the more conservative ones: portfolio managers may not purchase stocks which may potentially be held by the fund(s) they manage. We encourage all partners, but portfolio managers especially, to hold shares of the Funds (or other mutual funds managed by a portfolio manager) as their primary method of investing in stocks. When portfolio managers trade for their own accounts, it is very difficult to argue that they are not “cherry-picking”— taking the best investments for themselves while leaving their investors with sub-par investments. Our investors should be able to expect the best performance the portfolio manager is able to achieve. In short, they should be able to say, “If he/she is so good, I want to invest in what they are investing in.”

While encouraged to hold shares in the Funds (when it is an appropriate investment objective), any partner may hold shares of any open-end mutual fund and remain in compliance with this policy. With special clearance from the Chief Compliance Officer, portfolio managers may also hold shares which are not potential investments of a Bridgeway portfolio. (See the Practices section of this Code of Ethics.) When an individual becomes a Bridgeway partner (or a director of the Adviser), he or she need not sell current holdings as long as these are long term holdings and the individual complies with the Practices section of this Code of Ethics.

2. Front running. No partner (or director of the Adviser) may do anything which puts an Advised Fund at a relative disadvantage. She or he may not take any potential gain at the expense of the Advised Fund.

“Front running” is defined as the practice of trading on the basis of the anticipated market effect of trades for the Advised Funds’ investment portfolios. “Front running” constitutes a violation of federal securities laws. Therefore, a partner (or director of the Adviser) may not purchase or sell a security or a derivative thereof when a purchase or sale of the security is under consideration for an Advised Fund as described below under “Conflicting Transactions.”

3. Receiving allotments of new stock. Some portfolio managers at other companies are invited to invest personally in potentially lucrative private deals by stock promoters and analysts who sell stocks to the funds they manage. This practice is not allowed at Bridgeway. We accept nothing which potentially compromises the objectivity of our investment decisions. The portfolio manager’s salary and benefits should be his/her only monetary “perk.” Between this policy and the constraint on compensation at the top end (a maximum salary plus benefits multiple of seven from the highest to lowest paid employee), our portfolio managers may receive significantly less than the industry average in monetary compensation. Hopefully, partner stock ownership and non-monetary benefits will provide worthy alternatives.

Serving on Boards of Companies

Any partner’s (or director’s) participation on the board of directors of a public company must be cleared by the Chief Compliance Officer and reported to an Advised Fund’s Board of Directors. Serious consideration must be given to the appropriateness of such relationships, potential conflicts of interest, and insider trading considerations.

Loss of Broader Perspective

We fight the tendency toward financial myopia through providing training, having company-wide discussions, and encouraging a strong and positive life outside work.

Compliance With Federal Securities Laws

Each partner (and the Adviser’s directors) shall comply with applicable Federal Securities Laws.

Bridgeway Funds, Inc.

Bridgeway Capital Management, Inc.

Code of Ethics

Practices

Adoption of This Code

This Code has been adopted by Fund and the Adviser in compliance with Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”). Any material change must be approved by the Board of Directors of both the Fund and the Adviser.

Who is an Access Person at Bridgeway

Because Bridgeway is a small company, accessibility to proprietary and corporate information is fairly common and routine. Essentially, all full-time and part-time Bridgeway partners are Access Persons as well as the directors of the Adviser. Therefore, a partner “becomes” an Access Person upon being hired. See Appendix B for the complete definition of who is an Access Person. Reporting requirements for Access Persons depend on whether the Access Person has direct or indirect Beneficial Ownership in the account in question. See Appendix A for a more detailed explanation of Beneficial Ownership or Beneficial Interest.

Covered Securities

This Code applies to all investments in Covered Securities.

A “Covered Security” means all securities described in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act except (i) securities that are direct obligations of the Government of the United States, such as Treasury bills, notes and bonds and derivatives thereof, (ii) bankers’ acceptances, (iii) bank certificates of deposit, (iv) commercial paper, (v) high quality short-term debt instruments (including repurchase agreements), (vi) shares of money market funds, (vii) shares of registered, open-end mutual funds (other than Advised Funds), and (viii) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds (other than Advised Funds). Please note that shares of closed-end funds are included under the definition of Covered Security. Furthermore, all shares of exchanged-traded funds (“ETFs”), whether organized as open-end funds or otherwise, are considered Covered Securities for purposes of this Code.

Whose Securities, Accounts and Transactions are Covered by this Code?

This Code covers (1) all personal securities accounts and transactions of each Access Person, and (2) all securities, accounts and transactions in which an Access Person has direct or indirect Beneficial Ownership. However, securities held in accounts over which an Access Person has no direct or indirect influence or Control are not subject to this Code.

Note: Due to the Beneficial Ownership provisions described in Appendix A, accounts subject to this Code may include accounts not only in the names of Access Persons, but other accounts not registered in their names, including accounts held for their benefit, certain family accounts and certain accounts of trusts, estates, partnerships and corporations. See Appendix A for a more complete description of the definition of Beneficial Ownership and the types of accounts that are subject to this Code. The following is an example of a transaction that is subject to reporting under this Code (this example is not meant to cover all cases, but only to show how the Code works in a particular fact situation):

Example: The wife of an Access Person has a custodial account for a minor child. Because of the Beneficial Ownership provisions, this is an account subject to the Code. The account holds Covered Securities. The

Covered Securities are sold. This transaction is reportable under the Code and subject to the preclearance requirements (as discussed below).

The Chief Compliance Officer shall be responsible for the identification and notification of Access Persons and the maintenance of records relating thereto.

Conflicting Transactions

No Access Person may, as to any of his or her accounts subject to this Code, engage in any transaction as to any Covered Security under consideration for purchase or sale by an Advised Fund or as to any security which is convertible into that Covered Security or into which it is convertible or any option or warrant relating to that Covered Security. For the purposes of this Code, a purchase or sale of a Covered Security by an Advised Fund is under consideration:

•	when a Covered Security is recommended for purchase or sale;

•	when a decision has been made, though not yet implemented, to make such purchase or sale; or

•	with respect to a person making a recommendation when such a person seriously considers making such a recommendation.

Preclearance

Access Persons may not engage in a personal securities transaction involving a Covered Security unless it has been precleared. Access Persons seeking preclearance of personal securities transactions involving a Covered Security must complete and submit a preclearance form, a copy of which is attached to this Code of Ethics as Form E. John Montgomery or Dick Cancelmo will preclear all such securities transactions. All authorized personal securities transactions must be completed within one trading day following the date of approval. If the trade is not executed within this one day time period, a new preclearance form must be submitted.

No explanations are required for refusals. In some cases, trades may be rejected for reasons that are confidential.

Initial Public Offerings (“IPOs”) and Private Placements

Access Persons are prohibited from acquiring any Covered Securities in an Initial Public Offering or Private Placement, unless there is prior approval on a preclearance form after a determination that the purchase is not likely to create any actual or potential conflict of interest.

Reporting Requirements – Access Persons (excluding the Independent Directors of Bridgeway Funds, Inc.)

Every Access Person shall disclose to the Chief Compliance Officer (or her designee) all personal Covered Securities holdings and all securities accounts (including accounts that hold only securities excluded from the definition of Covered Security no later than ten days after becoming an Access Person (which in most cases may be upon commencement of employment) (the “Initial Holdings Report”) and thereafter on an annual basis as of December 31 (the “Annual Holdings Report”). Forms for this purpose are attached to the Code (Forms A and B). The information in the Initial Holdings Report and Annual Holdings Report must be current as of a date no more than 45 days prior to the date the report is submitted.

Every Access Person is required to submit reports to the Chief Compliance Officer (or her designee) no later than thirty days after the end of each calendar quarter describing each personal transaction in a Covered Security effected and securities account opened (including accounts that hold only securities excluded from the definition of Covered Security) during the quarter. The report must be signed and dated by the reporting person and include a complete response to each item of information sought on the Quarterly Report (Form D). An Access Person does not have to report transactions effected pursuant to an Automatic Investment Plan. If an Access Person has no transactions or account openings to report in a calendar quarter, he or she must check the “no transactions to report” box on the Quarterly Form, sign and date the Report and return it to the Chief Compliance Officer (or her designee) by the reporting deadline.

The Chief Compliance Officer (or her designee) shall be responsible for distributing Quarterly Report forms to each Access Person at the end of each calendar quarter and for ensuring that all Access Persons have filed the required reports on a timely basis. Late filings are not acceptable and can lead to disciplinary action, including termination of employment.

Access Persons need not file a Quarterly Report if the Report would duplicate information contained in broker trade confirmations timely received (i.e., no later than 30 days after the end of the quarter) by the Chief Compliance Officer.

The Chief Compliance Officer reviews reports submitted by Access Persons and prepares a quarterly report to the Bridgeway Funds’ Board of Directors of all trading activity by the staff, along with any appropriate documentation.

Reporting Requirements — Independent Directors of Bridgeway Funds, Inc.

Under the Rule, each Independent Director (that is, one who is not an “interested person” of the Fund as defined in the 1940 Act) must within 30 days after the end of each calendar quarter file a report (which is to be filed with the Chief Compliance Officer) as to any transactions involving a Covered Security; however, such a report need not be made as to a particular Covered Security only if the Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15-day period immediately preceding or after the transaction, the Covered Security is or was purchased or sold by the Fund or was “considered” for such purchase or sale. (See “Conflicting Transactions” above for a statement as to when, for the purposes of this Code, such a purchase or sale is under consideration).

Violations

All partners (and the Adviser’s directors) are required to notify the Chief Compliance Officer promptly of any violations of the Code and may do so anonymously, if they so choose. As part of our obligation as stewards we take compliance with this Code seriously. Accordingly, partners (and the Adviser’s directors) are encouraged to communicate concerns quickly and without fear of reprisal. Any retaliation against a person reporting a violation will be viewed as a serious breach of the Code. The Chief Compliance Officer shall make a written record of and investigate any such reported violations promptly and take any actions deemed appropriate.

Distribution of the Code and Acknowledgements

The Chief Compliance Officer will provide each person subject to this Code with a copy of the Code upon commencement of employment. Every such person shall certify in writing upon employment and annually thereafter to the Chief Compliance Officer (or her designee) that:

•	They have received, read and understand the Code;

•	They understand that they are subject to the Code;

•	They have complied or will comply with the requirements of the Code; and

•	If applicable (i.e., if they also are an Access Person), they have reported or will report all personal securities transactions and accounts required to be reported by the Code.

In addition, the Chief Compliance Officer will provide each person subject to this Code with a copy of any amendments to the Code. Each such person shall certify in writing that they have received, read and understand the amendments to the Code.

A form for this purpose is attached to the Code (Form C).

Reports to the Board

The Chief Compliance Officer of the Funds and the Adviser shall report in writing to the Board of Directors at least annually regarding the following matters not previously reported:

•	Significant issues arising, including material violations of the Code of Ethics, violations that, in the aggregate, are material, and any sanctions imposed;

•	Significant conflicts of interest involving the personal investment policies of the Fund or the Adviser, as applicable, even if they do not involve a violation of the Code of Ethics; and

•	The results of monitoring of personal investment activities of Access Persons in accordance with the procedures.

Each such report shall certify that the Funds or Adviser, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

The Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board of Directors if he or she finds that by reason of the size of the transaction, the circumstances or otherwise, no fraud or deceit or manipulative practice could reasonably be found to have been practiced on an Advised Fund in connection with its holding or acquisition of the security or that no other material violation of this Code has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this Code.

The Board of Directors shall consider reports made to it hereunder and may impose such sanctions or further sanctions, in addition to any forfeitures it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

In addition to the annual report, the Chief Compliance Officer shall report to the Board of Directors promptly, but no later than the next board meeting, regarding serious violations of this Code that are reported to the Chief Compliance Officer.

The Board of Directors shall review the Code and its operation at least once a year. The Fund’s Board of Directors, including a majority of the Independent Directors, must approve this Code of Ethics as well as any material changes to the Code of Ethics.

Recordkeeping

The Fund and Adviser shall maintain the following records at their principal offices:

•	The Code and any related procedures, and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

•	A copy of any acknowledgements of receipt of the Code and amendments to the Code will be kept for the duration of each Access Person’s employment with the Adviser and for five years thereafter;

•	A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs. Such records of violations will not identify “whistleblower” partners to protect their anonymity;

•	A copy of each report under the Code by (or duplicate brokers’ confirmations for the account of) an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

•	A record of all persons, currently or within the past five years, who are or were required to make or to review reports, to be maintained in an easily accessible place;

•	A copy of each report by the Chief Compliance Officer to the Board of an Advised Fund, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•	A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Access Person of securities offered in an Initial Public Offering or in a Private Placement, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

Construction and Administration of this Code

This Code shall be administered by the Chief Compliance Officer and any person or persons under his or her supervision to whom any functions hereunder have been delegated.

The Chief Compliance Officer shall have the general duty of the administration and application of this Code subject to the direction and control of the President and the Board of Directors. The Chief Compliance Officer shall report to the President of the Fund and its Board of Directors any violation of this Code known to him or her and the disposition thereof.

The Chief Compliance Officer shall keep such records as are required by this Code and shall also keep such records and make such comparisons as between such records and records of Fund transactions as are necessary to determine whether there may have been a transaction of the type discussed under “Conflicting Transactions” in this Code.

Upon the commencement of employment of any new partner, the Chief Compliance Officer shall meet with the new partner, provide him or her with a copy of this Code of Ethics and Reporting Forms, explain the Code of Ethics and the importance of avoiding any activity that could be construed as “insider trading”.

Periodically, but at least annually, the Chief Compliance Officer shall remind all partners (and Access Persons) of their responsibility to adhere to these Code of Ethics requirements, submitting forms, and arranging for brokers to send statements to the Adviser promptly.

The Chief Compliance Officer shall also be responsible for calling attention to the Adviser’s staff of the nature of violations of this Code when they occur.

The Chief Compliance Officer will submit his or her own personal securities reports, as required, to an Alternate Compliance Officer who shall fulfill the duties of the Chief Compliance Officer with respect to the Chief Compliance Officer’s reports.

In addition, the Chief Compliance Officer will review at least annually the adequacy of the Code and the effectiveness of its implementation.

Appendix A

•	“Access Person” means: (i) any director, officer, partner or employee of the Adviser; (ii) any director, officer, general partner or employee of a company in a Control relationship with the Adviser who, in connection with his or her regular functions or duties makes, participates in, or obtains information regarding, the purchase or sale of a Covered Security by the Advised Funds or other advisory clients for which the Adviser provides investment advice, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural persons in a Control relationship with the Adviser who obtain information concerning recommendations made to the Advised Funds or other advisory clients with regard to the purchase or sale of a Covered Security.

•	“Advised Fund” means an investment company registered under the 1940 Act for which the Adviser serves as investment adviser or sub-adviser. Therefore, this includes each series of Bridgeway Funds, Inc. as well as any other funds (e.g., Calvert) to which the Adviser serves as investment adviser or sub-adviser.

•	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	“Control” has the same meaning as in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. This presumption may be countered by the facts and circumstances of a given situation.

•	“Covered Security” has the meaning given to such term in the sub-section entitled “Covered Securities” in the “Practices” section of the Code.

•	“Federal Securities Laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	“Initial Public Offering” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

•	“Private Placement” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

•	A “Security Held or to be Acquired by a Fund” means any Covered Security which, within the most recent 15 days, is or has been held by an Advised Fund, or is being or has been considered by an Advised Fund or the Adviser for purchase by the Advised Fund, and any option to purchase or sell, and any security convertible into or exchangeable for, any such Covered Security.

•	“Beneficial Ownership” of a security shall have the same meaning ascribed to such term under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. Generally, a person has Beneficial Ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect pecuniary (economic or monetary) interest in the security. A transaction by or for the account of a spouse or other immediate family member living in the same household with an Access Person is considered the same as a transaction by or for the Access Person.

The purpose of this Appendix is to discuss the circumstances in which the Access Person has a “direct or indirect beneficial interest” in a securities account. There is no comprehensive rule as to what constitutes Beneficial Ownership. Therefore, the only guidance is provided by SEC Releases and decided court cases and thus there can be changes from time to time. This Appendix is not designed to be a complete or comprehensive discussion of the area but only a summary.

Under the Rule, an Access Person need not report “with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.” Thus, even if an Access Person has a Beneficial Interest in an account, as discussed herein, any such account is not an account subject to the Code. For the purposes of the Code, an Access Person may remove an account which would otherwise be subject to the Code by filing with the Chief Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Chief Compliance Officer may require (including, but not limited to, all account brokerage statements) to demonstrate such lack of influence or control. The general categories of types of Beneficial Ownership may be summarized as follows:

1. Direct Ownership. This includes securities registered in the name of an Access Person and bearer securities of which the Access Person is the bearer.

2. Securities Held by Others for the Benefit of an Access Person. This involves, in general, any agreement, arrangement or understanding under which an Access Person derives benefits substantially equivalent to those of ownership. This category would include, but is not limited to securities held by pledges, custodians and brokers.

3. Securities Held by Certain Family Members. The SEC has indicated that the “Beneficial Ownership” of an Access Person extends to securities owned (see below) by a wife or husband of that Access Person, by a minor child or by other relatives (a) sharing the same household, or (b) not sharing the same household but whose investments the Access Person directs or controls. That ownership by relatives may be direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This Beneficial Ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative; however, an Access Person may, as described in the Code, disclaim Beneficial Ownership of any particular securities and also may, as described in this Appendix, remove from being subject to this Code, accounts over which the Access Person has no direct or indirect influence or control.

4. Securities Held by Estates, Etc. An Access Person may also have a Beneficial Interest in securities held by the estates, trusts, partnerships or corporations. Access Persons who are (a) settlors (i.e., creators), trustees or beneficiaries of a trust; (b) executors or administrators of, or beneficiaries or legatees of, an estate; (c) partners of a partnership; or (d) directors, officers or substantial shareholders of a corporation, which, in each case, invest in Covered Securities, are required to obtain a determination from the Chief Compliance Officer as to whether the accounts in question are subject to the Code. In making any such determination, the Chief Compliance Officer may rely on an opinion of counsel.

Form A - Initial Holdings Report

Name of Reporting Person:	________________________________________________
Date Person Became Subject to
the Code’s Reporting Requirements:	________________________________________________
Information in Report Dated as of*:	________________________________________________
Date Report Due:	________________________________________________
Date Report Submitted:	________________________________________________

*	NOTE: Information should be dated no more than 45 days before report is submitted.

[NOTE: you may attach account statements so long as all information required by this form is included on those statements]

Holdings of Covered Securities (Use Additional Forms if Necessary)

Name of Issuer and Title of Security	Type of Security and Exchange Ticker Symbol or CUSIP No. (if applicable)	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no Covered Securities holdings to report, please check here. ☐

If you do not want this report to be construed as an admission that you have no direct or indirect beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

________________________________________________________________________________________

________________________________________________________________________________________

Securities Accounts (accounts in which any securities are held for your direct or indirect benefit)

(Use Additional Forms If Necessary)

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

If you have no securities accounts to report, please check here. ☐

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

Signature __________________________________     Date ____________________

Form B - Annual Holdings Report

Name of Reporting Person:	________________________________________________
Information in Report Dated as of*:	________________________________________________
Date Report Due:	________________________________________________
Date Report Submitted:	________________________________________________
Calendar Year Ended: December 31, ______

*	NOTE: Information should be dated no more than 45 days before report is submitted.

[NOTE: you may attach account statements so long as all information required by this form is included on those statements]

Holdings of Covered Securities (Use Additional Forms if Necessary)

Name of Issuer and Title of Security	Type of Security and Exchange Ticker Symbol or CUSIP No. (if applicable)	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

If you have no Covered Securities holdings to report for the year, please check here. ☐

If you do not want this report to be construed as an admission that you have no direct or indirect beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

________________________________________________________________________________________

________________________________________________________________________________________

Securities Accounts (accounts in which any securities are held for your direct or indirect benefit)

(Use Additional Forms If Necessary)

Name of Broker, Dealer or Bank	Date Account Was Established	Name(s) on and Type of Account

If you have no securities accounts to report for the year, please check here. ☐

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics.

Signature __________________________________     Date ____________________

Form C - Compliance Certification

Initial Certification

I certify that I:

(i)     have received, read and reviewed the Code of Ethics;

(ii)    understand the policies and procedures in the Code of Ethics;

(iii)  recognize that I am subject to such policies and procedures;

(iv)   understand the penalties for non-compliance;

(v)    will fully comply with the Code of Ethics; and

(vi)   have fully and accurately completed this Certificate.

Signature: ____________________________________

Name: _______________________________ (Please print)

Date Submitted: ____________________

Date Due: _________________________

Annual Certification

I certify that I:

(i)     have received, read and reviewed the Code of Ethics;

(ii)    understand the policies and procedures in the Code of Ethics;

(iii)  recognize that I am subject to such policies and procedures;

(iv)   understand the penalties for non-compliance;

(v)    have complied with the Code of Ethics and any applicable reporting requirements during this past year;

(vi)   have fully disclosed any exceptions to my compliance with the Code below;

(vii) will fully comply with the Code of Ethics; and

(viii)have fully and accurately completed this Certificate.

EXCEPTION(S): ____________________________________________________________________________________

__________________________________________________________________________________________

Signature: ____________________________________

Name: _______________________________ (Please print)

Date Submitted: ____________________

Date Due: _________________________

Certification of Receipt of Amendments

I certify that I:	(i) have received and reviewed the amendments to the Code of Ethics; (ii) understand the amendments to the Code of Ethics; and (iii) will fully comply with the amendments to the Code of Ethics.

Signature: ____________________________________

Name: _______________________________ (Please print)

Date Submitted: ____________________

Date Due: _________________________

Form D - Quarterly Report

Name of Reporting Person: ___________________________

Calendar Quarter Ended: ___________________________

Date Report Due: ___________________________

Date Report Submitted: ___________________________

[NOTE: you may attach account statements so long as all information required by this form is included on those statements]

Transactions in Covered Securities

Date of Transaction	Name of Issuer and Title of Security	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction and Exchange Ticker Symbol or CUSIP No. (if applicable)	Price	Name of Broker, Dealer or Bank Effecting Transaction

If you have no Covered Securities transactions to report for the quarter, please check here. ☐

If you do not want this report to be construed as an admission that you have no direct or indirect beneficial ownership of one or more securities reported above, please describe below and indicate which securities are at issue.

_____________________________________________________________________________________

_____________________________________________________________________________________

Securities Accounts (accounts in which any securities are held for your direct or indirect benefit)

(Use Additional Forms If Necessary)

If you established a securities account during the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

If you did not establish a securities account during the quarter, please check here. ☐

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature __________________________________     Date____________________

Form E – Pre-Clearance Form

_________________, 200__

Linda Giuffre,

The following is a report of my recent stock purchase.

Based on my conversation with John Montgomery/Dick Cancelmo today, he approved my purchase/sale of____________________, a Covered Security in which Bridgeway does/does not currently have a position in. John/Dick approved this transaction as not a conflict of interest, due to _________________________________________________

I purchased/sold ____________shares of _________________________________on _________________ at $_______ per share in my personal account at _______________________________________________.

Thank you,

Date

By signing below, either John Montgomery or Dick Cancelmo and the Chief Compliance Officer verify that the proposed transaction described above is not a “conflicting transaction” or otherwise contrary to the provisions of Bridgeway’s Code of Ethics.

John Montgomery	Date	Dick Cancelmo	Date

Linda Giuffre	Date